Exhibit 99.1

1259 NW 21 Street

Pompano Beach, FL 33069

NEWS

November 10, 2004

FOR MORE INFORMATION:

954-917-7665

HOWARD L. EHLER, JR.

EXECUTIVE VICE PRESIDENT

IMPERIAL ANNOUNCES RECORD 2004 THIRD QUARTER

AND NINE-MONTH RESULTS

Pompano Beach, FL………Imperial Industries, Inc. (“IPII”) announced today results of operations for the quarter and nine months ended September 30, 2004.

The Company generated net income of $667,000, or $.07 per fully diluted share, for the third quarter of 2004, compared to $222,000, or $.02 per fully diluted share for the same period in 2003. Net sales in the third quarter were $13,165,000, compared to $10,820,000 for the same period in 2003, an increase of 21.7%. The sales increase was principally due to higher demand for Company products because of greater strength in the new housing and construction markets in the Company’s trade areas compared to the same period last year. This more than off-set the negative effect to operations caused by four hurricanes which affected the Southeastern United States during the third quarter. The increase in sales, in combination with ongoing cost controls, produced greater operating efficiencies and resulted in increased operating profits compared to the third quarter of 2003.

For the nine months ended September 30, 2004, the Company derived net income of $2,003,000, or $.21 per fully diluted share, compared to $338,000, or $.04 per fully diluted share, for the same period in 2003. Net sales for the nine months ended September 30, 2004 were $39,883,000 compared to $29,980,000 in 2003, an increase of 33.0%.

Results for the three and nine months ended September 30, 2004 include a gain of $508,000 from settlement of litigation against a former employee, and others, arising from the former employee’s alleged violation of his non-compete agreements with the Company. In addition, the third quarter and nine month results were adversely affected by the temporary disruption to operations caused by damage inflicted by four hurricanes to the Southeastern United States. The Company suffered no significant damage to its facilities. The Company estimates the hurricanes accounted for lost sales of approximately $1,200,000 with corresponding lower income before taxes of approximately $400,000 for the respective periods.

S. Daniel Ponce, Imperial’s Chairman of the Board stated: “The 2004 results demonstrate that the Company has positioned its operations well to capitalize on the strength of the new construction markets. Our strong sales and record profit performance for the nine months ended September 30, 2004, with the three months being the Company’s six consecutive profitable quarter, was achieved despite the negative impact of four hurricanes. Our outlook for the remainder of the year is favorable and we expect the construction industry in our trade markets to remain solid in 2005, barring any unforeseen changes in general economic conditions.”

Page 2 of News Release dated November 11, 2004

Mr. Ponce also stated: “The Company recently commenced a capital improvement project to enhance the production capabilities of our Winter Springs, Florida manufacturing facility. We expect that project to be completed in the first quarter of 2005. These expenditures are expected to provide greater opportunities for improved efficiencies and enhanced profits in the future to combat rising operating costs.”

As previously announced, the Company is seeking stockholder approval at a special meeting on December 21, 2004 to implement a reverse stock split in order to meet minimum per share market price requirements for an initial listing on the NASDAQ Small Cap Market. A definitive proxy statement containing important information regarding the proposed reverse stock split has been mailed to all stockholders and is available at no charge on the Securities and Exchange Commission’s website at www.sec.gov. The Board of Directors has unanimously approved and recommends that the Company’s stockholders vote in favor of the reverse stock split.

Imperial Industries, Inc., a building products company, sells products throughout the Southeastern United States with facilities in the States of Florida, Georgia, Mississippi and Alabama. The Company is engaged in the manufacturing and distribution of stucco, plaster and roofing products to building materials dealers, contractors and others through its subsidiaries, Premix-Marbletite Manufacturing Co. and Acrocrete, Inc. The Company through its subsidiary, Just-Rite Supply, Inc., is engaged in the distribution of the Company’s manufactured products, as well as gypsum, roofing, insulation and masonry products manufactured by other companies. See our website at www.imperialindustries.com for more information about the Company.

The statements in this press release contain certain forward-looking statements, which are subject to risks and uncertainties. Such statements, including those regarding, among other things, the success of the Company’s sales and marketing efforts, improvements in productivity, the Company’s strategy and future prospects, are dependent on a number of factors, including market conditions and availability of financing, only some of which are within the Company’s control. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth in the Company’s Securities and Exchange Commission filings under “Risk Factors”. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

IMPERIAL INDUSTRIES, INC.

Financial Highlights

(unaudited)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2004	2003	2004	2003

Net Sales	$39,883,000	$29,980,000	$13,165,000	$10,820,000
Income before taxes	$3,086,000	$545,000	$1,129,000	$358,000
Income tax expense	(1,083,000)	(207,000)	(462,000)	(136,000)
Net income	$2,003,000	$338,000	$667,000	$222,000
Basic income per common share	$.22	$.04	$.07	$.02
Diluted income per common share	$.21	$.04	$.07	$.02